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                    January 6, 2021

       Michael Zechmeister
       Chief Financial Officer
       C. H. Robinson Worldwide, Inc.
       14701 Charlson Road
       Eden Prairie, Minnesota 55347

                                                        Re: C. H. Robinson
Worldwide, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 19,
2020
                                                            File No. 000-23189

       Dear Mr. Zechmeister:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation